EXHIBIT 10.1

KENEXA CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

The Company has adopted this Kenexa Corporation Change in Control Severance Plan for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.  All capitalized terms used herein are defined in Section 1 hereof.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.

SECTION 1.	DEFINITIONS. As hereinafter used:

1.1. “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

1.2. “Board” means the Board of Directors of the Company.

1.3. “Cause” shall mean that the Eligible Employee has:  (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its subsidiaries (in any case, other than by reason of a disability, physical or mental illness or analogous condition); (b) committed or engaged in an act of theft, embezzlement or fraud, or committed a willful and material breach of confidentiality with respect to the Company or any of its subsidiaries or a willful unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries; (c) willfully breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or any of its subsidiaries; or (d) been convicted of a felony or a misdemeanor with respect to which fraud or dishonesty is a material element.  No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.  For the avoidance of doubt, this definition of Cause shall control for all purposes of determining the rights to benefits for Eligible Employees under the Plan, regardless of any inconsistency between this definition and a definition of “Cause” that is set forth in any employment, severance or other agreement between the Eligible Employee on the one hand, and the Company or any subsidiary of the Company or any Affiliate of the Company or any subsidiary of the Company, on the other hand.

1.4. “Change in Control” means the first of the following events to occur after the Effective Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then- outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Section (c)(l) or (c)(2) below;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires beneficial ownership, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(d) The sale or other disposition by the Company of all or substantially all of the Company’s assets, other than a sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

1.5. “Change in Control Protection Period” means, for each classification of Eligible Employee, the period described in Exhibit A.

1.6. “Code” means the Internal Revenue Code of 1986, as amended.

1.7. “Committee” means the Compensation Committee of the Board.

1.8. “Company” means Kenexa Corporation and any successors thereto.

1.9. “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, or if no such plan exists, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.10. “Effective Date” shall mean April __, 2012.

1.11. “Eligible Employee” means a Tier I Employee, Tier II Employee or Tier III Employee.

1.12. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14. “Good Reason” means any of the following events or conditions that occur during the Change in Control Protection Period without the Eligible Employee’s consent: (i) a material adverse alteration to an Eligible Employee’s responsibilities with the Company from those in effect immediately prior to the Change in Control, (ii) a reduction in salary or target bonus opportunity of an Eligible Employee from those in effect immediately prior to the Change in Control, or (iii) a relocation of an Eligible Employee’s principal place of business of more than 50 miles.  However, none of the foregoing events or conditions will constitute Good Reason unless the Eligible Employee provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Eligible Employee resigns his employment within 30 days following the expiration of that cure period.

1.15. “Plan” means the Kenexa Corporation Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.16. “Plan Administrator” means the Committee or such other person or persons appointed from time to time by the Committee to administer the Plan.

1.17. “Safe Harbor Amount” shall mean the greatest pre-tax amount of Payments (as defined in Section 4) that could be paid to an Eligible Employee without causing that Eligible Employee to become liable for any Excise Tax (as defined in Section 4) in connection therewith.

1.18. “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any Affiliate, other than for Cause, death or Disability during the Change in Control Protection Period or (b) a termination of employment with the Company or any Affiliate as a result of a resignation by an Eligible Employee for Good Reason which termination becomes effective during the Change in Control Protection Period; provided that, in any case, such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and regulations and other guidance issued thereunder (“Section 409A”).

1.19. “Severance Benefit” means the payments and benefits described in Sections 2.3 and 2.4, below.

1.20. “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.21. “Severance Amount” means, for each classification of Eligible Employee, the amount set forth on Exhibit A hereto.

1.22. “Tier I Employee” means any Eligible Employee included within the classification of a Tier I Employee as set forth on Exhibit A hereto.

1.23. “Tier II Employee” means any Eligible Employee included within the classification of a Tier II Employee as set forth on Exhibit A hereto.

1.24. “Tier III Employee” means any Eligible Employee included within the classification of a Tier III Employee as set forth on Exhibit A hereto.

SECTION 2.	CHANGE IN CONTROL SEVERANCE BENEFITS.

2.1. Generally.  Subject to Sections 2.5, 2.6, 2.7, 2.8 and Section 4, each Eligible Employee shall be entitled to severance payments and benefits pursuant to applicable provisions of this Section 2 if the Eligible Employee incurs a Severance during the Change in Control Protection Period.  For purposes of calculating severance payments pursuant to this Section 2, any reduction in an Eligible Employee’s annual base salary during the Change in Control Protection Period shall be disregarded (unless the Eligible Employee consented to such reduction).

2.2. Payment of Accrued Obligations.  The Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, paid as soon as practicable but no later than 10 business days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued but previously unpaid annual base salary and any accrued vacation pay through the Severance Date, and (b) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs (only if such bonus has not been paid as of the Severance Date).

2.3. Severance Benefit.  Subject to Sections 2.5, 2.6, 2.7, 2.8 and Section 4 hereof, an Eligible Employees who incurs a Severance during the Change in Control Protection Period will be entitled to the following payments: (i) a lump-sum payment equal to the Severance Amount applicable to such Eligible Employee and (ii) payment to the Eligible Employee of a pro-rata annual bonus for the year in which the Severance Date occurs, determined and paid in the same manner and at the same time as the Eligible Employee’s annual bonus would otherwise have been determined and paid for the applicable year, but for the Severance (such annual bonus will be pro-rated based on the number of full and partial months of the year transpired prior to the Severance Date).

2.4. Equity Treatment.   Subject to Sections 2.5, 2.6, 2.7, 2.8 and Section 4 hereof, without limitation of an Eligible Employee’s rights under any other plan, program or agreement, all unvested equity and equity-based awards (including, without limitation, restricted stock, stock options, stock appreciation rights and restricted stock units) for each Eligible Employee shall become fully vested immediately prior to (and contingent on) the occurrence of a Change in Control, provided that the Eligible Employee remains continuously employed by the Company through the date of the Change in Control.

2.5. Participation Agreement.  With respect to any employee of the Company who is otherwise eligible to participate in the Plan, no such employee of the Company shall be an Eligible Employee under the Plan unless and until such employee has executed a participation agreement in the form attached hereto as Exhibit B, unless the Eligible Employee is subject to a separate restrictive covenant agreement satisfactory to the Plan Administrator.

2.6. Release.  No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payment of accrued obligations under Section 2.2 hereof) unless he or she first executes and delivers to the Company a general release in favor of the Company in substantially the form attached hereto as Exhibit C (the “Release”), and all applicable statutory revocation periods related to such Release shall expire, within sixty (60) days following such Eligible Employee’s Severance Date.  Subject to Section 2.7 below, the payments and benefits described in Sections 2.3 and 2.4 will be paid or provided (or begin to be paid or provided as applicable) as soon as administratively practicable following the date the Release becomes irrevocable, provided that if the 60 day period begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.7. Section 409A.  It is intended that payments and benefits under this Plan not subject Eligible Employees to taxation under Section 409A of the Code and, accordingly, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary, no portion of the benefits or payments to be made under the Plan will be payable until the applicable Eligible Employee has a “separation from service” from the Company within the meaning of Section 409A.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments and benefits due to the Eligible Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments and benefits that are otherwise due within six months following the Eligible Employee’s “separation from service” will be deferred without interest and paid to the Eligible Employee in a lump sum immediately following that six month period (or upon the Eligible Employee’s death, if earlier). For purposes of the application of Section 409A, each payment in a series of payments pursuant to the Plan will be deemed a separate payment.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to an Eligible Employee does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Eligible Employee in any other calendar year, (ii) the reimbursements for expenses for which the Eligible Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

2.8. Nonduplication; Coordination with Other Arrangements.  This Plan shall not be deemed to impair any rights of an Eligible Employee pursuant to any other agreement, plan or arrangement with the Company or an Affiliate (an “Alternative Arrangement”); provided however that the compensation and benefits provided under this Plan shall be coordinated with similar compensation and benefits provided under other Company-sponsored plans and individual agreements with Eligible Employees so as to avoid the duplication of any such compensation and benefits.  For the avoidance of doubt, in the event that an Eligible Employee is party to an Alternative Arrangement which provides one or more of the types of payments and benefits provided under Sections 2.3 and 2.4 of this Plan, upon a termination of employment giving rise to such payments or benefits, the Eligible Employee shall be entitled to the payment or benefit pursuant to either the Plan or the Alternative Arrangement, whichever provides the more favorable payment or benefit to the Eligible Employee, as determined on a per-payment or per-benefit basis, as applicable.  For avoidance of doubt, an Eligible Employee will not be entitled to a payment or benefit under both the Plan and an Alternative Arrangement.

SECTION 3.	PLAN ADMINISTRATION.

3.1. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  All decisions made by the Plan Administrator pursuant to the Plan shall be made in its sole and absolute discretion and shall be final and binding on the Eligible Employees and the Company.

3.2. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

SECTION 4.	EXCISE TAX.

4.1. Excise Tax Treatment.  Unless a more favorable treatment is otherwise provided in an individual agreement with an Eligible Employee, in the event it shall be determined that any payment or benefit whether paid or payable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (collectively, a “Payment”), to or for the benefit of an Eligible Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to the Eligible Employee shall be reduced to the Safe Harbor Amount, with such reduction being applied first to the cash payments under Section 2.3 and second to the vesting provided for in Section 2.4; provided however that such reduction shall not be effected in the event that the net amount of Payments received or receivable by the Eligible Employee, after giving effect to the imposition of the Excise Tax (and all other applicable taxes) exceeds the net amount of such Payments received or receivable by the Eligible Employee after giving effect to the reduction.

4.2. Measurement.  The determination of whether a Payment will result in an Excise Tax, and whether the reduction described in Section 4.1 is applicable, shall be made by an independent auditor (the “Auditor”) selected by the Plan Administrator.  The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company or any Affiliate thereof.  All fees and expenses of the Auditor shall be borne solely by the Company.  Any determination by the Auditor shall be binding upon the Company and the Eligible Employee.

SECTION 5.	PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended by the Board at any time; provided, however, that during the applicable Change in Control Protection Period, (a) the Plan may not be terminated and (b) the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee.  For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator following the occurrence of a Change in Control to cause an Eligible Employee to no longer be designated as a Tier I Employee, Tier II Employee or Tier III Employee, as the case may be, or to decrease the benefits for which an Eligible Employee is eligible, and (b) any amendment to this Section 5 following the occurrence of a Change in Control shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 6.	GENERAL PROVISIONS.

6.1. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.3. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.4. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee and any successor to the Company.  If a severed employee shall die while any amount would still be payable to such severed employee hereunder if the severed employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.5. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.6. The Plan shall not be required to be funded. However, the Company may decide to use a “rabbi trust” to anticipate its potential Plan liabilities.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.7. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.8. This Plan shall be construed and enforced according to the laws of the State of Delaware, to the extent not preempted by federal law.

6.9. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.10. The Plan is intended to be a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).  To the extent that, with respect to any Eligible Employee, the Plan does not meet the requirements of  being a “severance pay plan”, then, solely with respect to that Eligible Employee or Former Employee, the Plan shall constitute an unfunded “top-hat” plan as described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

SECTION 7.	CLAIMS; APPEALS.

7.1. Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator
c/o Kenexa Corporation
650 East Swedesford Road,
Second Floor
Wayne, PA 19087

7.2. Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3. Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to the Plan Administrator at the address specified in Section 7.1.  A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4. Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

7.5. Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6. Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A

Tier I Employees

Chief Executive Officer; President & Chief Operating Officer

Change in Control Protection Period- the period commencing upon a Change in Control and ending twenty-four (24) months following the date of such Change in Control.

Severance Amount- 1.75 times the sum of (i) the Eligible Employee’s annual rate of base salary (at the rate in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) plus (ii) the Eligible Employee’s target bonus opportunity for the fiscal year in which the Severance Date occurs.

Tier II Employees

Chief Financial Officer; Chief Knowledge Officer; VP, Business Development

Change in Control Protection Period- the period commencing upon a Change in Control and ending twelve (12) months following the date of such Change in Control.

Severance Amount- 1.00 times the sum of (i) the Eligible Employee’s annual rate of base salary (at the rate in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) plus (ii) the Eligible Employee’s target bonus opportunity for the fiscal year in which the Severance Date occurs.

Tier III Employees

[To be determined from time to time.]

A-1

EXHIBIT B

FORM OF PARTICIPATION AGREEMENT

This PARTICIPATION AGREEMENT (this “Agreement”) is given on this [__] day of [_______], 20[__] by and between Kenexa Corporation, a Pennsylvania corporation (the “Company”), and [______________________] (the “Executive”).

WHEREAS, pursuant to the Kenexa Corporation Change in Control Severance Plan (the “Change in Control Plan”), the Executive is eligible to receive certain amounts and benefits, subject to his execution and non-revocation of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

I. Restrictive Covenants. In consideration for the compensation and benefits the Executive is eligible to receive pursuant to Sections 2.3 and 2.4  of the Change in Control Plan, the Executive agrees to be bound by the provisions of this Section I (the “Restrictive Covenants”).  These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.  All terms used but not defined herein shall have the meanings ascribed to such terms in the Change in Control Plan.

A. Covenant Not To Compete.  The Executive covenants that, during his employment by the Company and for a period of [12 months] following immediately thereafter (the “Restricted Period”), the Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:

1. engage or participate in any Competing Business (as defined below) in the United States;

2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business.  Notwithstanding the foregoing, the Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

3. influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or any of its Affiliates; or

4. solicit the employment or services of any person who at the time is employed by or a consultant to the Company or any of its Affiliates.

B-1

B.  “Competing Business” means any individual, business, firm, company, partnership, joint venture, organization, or other entity that develops, offers, sells or markets human resources software or services, or provides such other products or services that the Company or any of its Affiliates offers, sells or markets during the period of the Executive’s employment with the Company or is in the process of developing at the time such employment terminates, anywhere in the world in which the Company or any of its Affiliates offers its products or services.

C. Remedies and Enforcement Upon Breach.

1. Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its Affiliates for which monetary damages would not be an adequate remedy.  The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any such breach or threatened breach by the Executive of any of the Restrictive Covenants, the Company or its Affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company and its Affiliates.

2. Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

3. Accounting.  If the Executive breaches any of the Restrictive Covenants, the Company or its Affiliates, as applicable, will have the right and remedy to require the Executive to account for and pay over to the Company or its Affiliates, as applicable, all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company and its Affiliates under law or in equity.

4. Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its Affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

5. Disclosure of Restrictive Covenants.  The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.

6. Extension of Restricted Period.  If the Executive breaches Section I.A in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

II. Representations and Warranties.  The Executive represents and warrants, and gives the Company and its Affiliates assurance that: (i) he has read and understood all of the terms of this Agreement; (ii) the duration and geographic scope of this Agreement are reasonable and necessary to protect the Company’s and its Affiliates’ business relationships, trade secrets, proprietary information and other legitimate business interests; (iii) he recognizes that the Company would not provide him any benefits under the Change in Control Plan unless he agrees to be bound by the provisions of this Agreement; (v) he has had a full and reasonable opportunity to consider the terms of this Agreement and to consult with counsel and any other person of his choosing before signing this Agreement; (vi) he has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement and the Change in Control Plan; and (vii) he has signed this Agreement knowingly and voluntarily.

III. Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that he may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first above written.

[INSERT NAME OF EXECUTIVE]

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EXHIBIT C

FORM OF RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Release”) is given on this [__] day of [_______], 20[__] by [__________________] (the “Executive”).

WHEREAS, the Executive’s employment with Kenexa Corporation, a Pennsylvania corporation (the “Company”), has terminated; and

WHEREAS, pursuant to the Kenexa Corporation Change in Control Severance Plan (the “Change in Control Plan”), the Company has agreed to pay the Executive certain amounts subject to his execution of this Release.  All terms used but not defined herein shall have the meanings ascribed to such terms in the Change in Control Plan.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

SECTION 1. Consideration.  The Executive acknowledges that: (i) the payments set forth in Section 2.4 of the Change in Control Plan constitute full settlement of all his rights under the Change in Control Plan, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its Affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment.  The Executive further acknowledges that, in the absence of his execution of this Release, the payments specified in Section 2.3 of the Change in Control Plan would not otherwise be due to him.

SECTION 2. Executive’s Release.  The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them arising out of or relating to his employment with the Company occurring up to and including the date of the this Release.  This Release specifically includes, but is not limited to:

2.1. any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

2.2. any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

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2.3. any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.;  and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”) or any comparable state statute or local ordinance;

2.4. any and all Claims under any federal or state statute relating to employee benefits or pensions;

2.5. any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

2.6. any and all Claims for attorneys’ fees and costs.

The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against any Releasee.  The Executive further promises not to initiate a lawsuit or to bring any other Claim against any Releasee arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment.  This Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3. Acknowledgment.  The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release.  The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.  The Executive hereby waives any right or Claim that the Executive may have to employment, reinstatement or re-employment with the Company.

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SECTION 4. Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release.  This Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

SECTION 5. No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive.  There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations.

SECTION 6. Severability.  If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

SECTION 7. Advice of Counsel; Revocation Period.  The Executive is hereby advised to seek the advice of counsel prior to signing this Release.  The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects.  The Executive further acknowledges that he has been given at least [FORTY-FIVE (45)] days within which to consider this Release and that he has SEVEN (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the 7-day revocation period has expired.  If the Executive elects to revoke his acceptance of this Release, this Release shall not become effective and the Executive must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date the Executive accepted this Release) to:

Kenexa Corporation
650 East Swedesford Road, 2nd Floor
Wayne, PA 19087
Attn: General Counsel

SECTION 8. Representations and Warranties.  The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind.

SECTION 9. Governing Law.  This Release shall be governed by the laws of the Commonwealth of Pennsylvania without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Release will be instituted in a state or federal court in the Commonwealth of Pennsylvania, and the Executive hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that he may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

IN WITNESS WHEREOF, the Executive has executed this Release on the date first above written.

[INSERT NAME OF EXECUTIVE]

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